Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statements (Form S-8) and the related prospectus pertaining to the 2021 Share Incentive Plan, 2011 Share Incentive Plan and 2021 Employee Stock Purchase Plan of REE Automotive Ltd. of our report dated May 12, 2021 except for Note 15 as to which the date is June 7, 2021 and for Note 9(a) as to which the date is August 16, 2021, with respect to the consolidated  financial statements of REE Automotive Ltd.  as of and for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
November 16, 2021	A Member of Ernst & Young Global